Exhibit (j)(3)

EXECUTION VERSION

CUSTODY AGREEMENT

FECOF OWNER TRUST
Owner

and

U.S. BANK NATIONAL ASSOCIATION
Custodian

Dated

March 19, 2026

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Section 30.	Electronic Transactions	17

SCHEDULE I	MORTGAGE LOAN DOCUMENTS

SCHEDULE II	RECOMMENDED DATA FILE CRITERIA

EXHIBIT A	FORM OF CUSTODIAN CERTIFICATION

EXHIBIT B	AUTHORIZED REPRESENTATIVES

EXHIBIT C	FORM OF REQUEST FOR RELEASE
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CUSTODY AGREEMENT

This CUSTODY AGREEMENT is made and entered into as of March 19, 2026 by and between FECOF Owner Trust, a Delaware statutory trust (the “Owner”), and U.S. Bank National Association, a national banking association, organized under the laws of the United States, as custodian (the “Custodian”).

WHEREAS, the Owner is and from time to time may become the owner of certain mortgage loans (the “Mortgage Loans”); and

WHEREAS, the Owner desires to have the Custodian take possession of certain documents relating to such Mortgage Loans as specified herein, as the custodian for the Owner in accordance with the terms and conditions hereof; and

WHEREAS, the Custodian has agreed to act as custodian for the Owner, on the terms and conditions hereof;

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

Section 1. Certain Definitions. (a) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and Section references refer to Sections of this Agreement. For the purposes of this Agreement, the following terms shall have the indicated meanings unless the context or use indicates another or different meaning and intent, and the definitions of such terms are equally applicable to the singular and the plural forms of such terms.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Administrator” means First Eagle Alternative Credit, LLC, as Administrator under and as defined in the Owner Trust Agreement, together with its permitted successors and assigns under the Owner Trust Agreement.

“Agreement” means this Custody Agreement and the schedules and Exhibits hereto, as supplemented or amended from time to time.

“Assignment of Mortgage” means an assignment of a Mortgage reflecting the transfer of the Mortgage to the party indicated therein.

“Authorized Representative” has the meaning set forth in Section 8(b) hereof.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) any day that is a legal holiday in the Commonwealth of Massachusetts, the State of New York, the State of New York or the State of California, or the city or state in which the Custodian’s offices are located or (iii) a day on which banks in the Commonwealth of Massachusetts, the State of New York, the State of California, or the city or state in which the Custodian’s offices are located are authorized, permitted or obligated by law or executive order to be closed.

“Confidential Information” has the meaning set forth in Section 25 hereof.

“Custodian Certification” has the meaning set forth in Section 3(b) hereof.

“Delivery of Mortgage Files” means actual receipt by the Custodian at its designated office of both the (i) Mortgage Files and (ii) Mortgage Loan Schedule relating to such Mortgage Files.

“Exception Report” has the meaning set forth in Section 3(b) hereof.

“Loan List” means, in the case of each Mortgage File held by the Custodian for the benefit of the Owner, a computer-readable transmission containing the following information (and such other data as may be mutually agreed upon in writing by the Owner and the Custodian), which shall be delivered by the Custodian to the Owner pursuant to this Agreement: the Mortgage Loan Number, Mortgagor’s name, original principal amount, original Mortgage Note interest rate and Mortgagor’s address.

“Mortgage” means a mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second priority lien on the Mortgaged Property described therein.

“Mortgage File” means a file delivered to the Custodian by the Owner pursuant to Section 3, containing the Mortgage Loan Documents relating to a Mortgage Loan, as set forth on the Mortgage Loan Schedule delivered to the Custodian.

“Mortgage Loan” means a mortgage loan that is secured by real property which the Owner may include in the Mortgage File which the Custodian has been instructed to hold for the Owner pursuant to this Agreement.

“Mortgage Loan Documents” means, with respect to any Mortgage Loan, the documents listed on the attached Schedule I, comprising the Mortgage File for such Mortgage Loan, received by the Custodian pursuant to this Agreement.

“Mortgage Loan Number” shall mean the number assigned to a Mortgage Loan to facilitate identification for administrative purposes.

“Mortgage Loan Schedule” means a listing of Mortgage Files in computer readable standardized text formats, identified by the Mortgage Loan Number and applicable seller, delivered or caused to be delivered by the Owner to the Custodian, incorporating the fields listed on Schedule II hereto and such other information and fields as may be mutually agreed upon by the Owner and the Custodian and in a form satisfactory to the Owner and the Custodian.

“Mortgage Note” means the original, executed note or other evidence of the indebtedness of a Mortgagor or borrower secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor on a promissory note.

“Owner Trust Agreement” means the Owner Trust Agreement for the FECOF Owner Trust, dated as of March 19, 2026, by and among First Eagle Credit Opportunities Fund, as Trustor (under and as defined therein), First Eagle Alternative Credit, LLC, as Administrator (under and as defined therein), U.S. Bank Trust National Association, as Owner Trustee (under and as defined therein) and U.S. Bank Trust Company, National Association, as Paying Agent (under and as defined therein), as amended, restated, amended and restated, modified or supplemented.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Proper Instructions” means the meaning set forth in Section 8(a) hereof.

“Request for Release” means a request for release of any Mortgage File, which request shall be either (i) delivered to the Custodian substantially in the form of Exhibit C hereto or (ii) as otherwise agreed to between the Custodian and the Owner.

“Responsible Officer” means, with respect to the Custodian, any officer, including any vice president, assistant vice president, trust officer or any other officer of the Custodian customarily performing functions similar to those performed by any of the above designated officers, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, in each case, having direct responsibility for the administration of this Agreement.

(b) In this Agreement unless the contrary intention appears:

(i)	any reference to this Agreement or another agreement or instrument refers to such agreement or instrument as the same may be amended, modified or otherwise rewritten from time to time;

(ii)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(iii)	any term defined in the singular form may be used in, and shall include, the plural with the same meaning, and vice versa;

(iv)	a reference to a Person includes a reference to the Person’s executors, custodians, successors and permitted assigns;

(v)	an agreement, representation or warranty in favor of two or more Persons is for the benefit of them jointly and severally; and

(vi)	an agreement, representation or warranty on the part of two or more Persons binds them jointly and severally.

(c) Headings are inserted for convenience and do not affect the interpretation of this Agreement.

Section 2. Appointment of the Custodian. The Owner hereby appoints the Custodian, and the Custodian hereby accepts its appointment, to act as the custodian for the Owner, to provide the services set forth in this Agreement, upon the terms and conditions set forth in this Agreement.

The Custodian acknowledges and agrees that it will hold possession of all Mortgage Files delivered to it in accordance with this Agreement for the benefit of the Owner. Mortgage Files will be held in such a manner as to clearly identify the Owner’s Mortgage Files as segregated from the Mortgage Files of any third party.

Section 3. Delivery of Mortgage Files.

(a) The Owner shall from time to time deliver or cause to be delivered Mortgage Files, including each of the related Mortgage Loan Documents, as set forth on Schedule I hereto, to the Custodian to be held hereunder. With respect to each delivery of Mortgage Files, the Owner shall provide or cause to be provided a related Mortgage Loan Schedule (in a form acceptable to the Owner and the Custodian) to the Custodian with respect to such Mortgage Files that are being delivered.

(b) In receiving any Mortgage Files hereunder, and in maintaining any listing or providing any report or communication with respect to the Mortgage Files or Mortgage Loan Documents held hereunder, the Custodian shall be required only to review the face of each document received to determine whether it appears regular on its face and appears to relate to the related Mortgage Loan. Upon Delivery of Mortgage Files in accordance with the preceding sentence, within three (3) Business Days (provided however that if more than fifty (50) Mortgage Files are delivered at one time to the Custodian, additional time as agreed to among the parties in writing, may be taken by the Custodian) the Custodian shall execute and deliver to the Owner a certification more fully described in Section 5 (a “Custodian Certification”) substantially in the form attached hereto as Exhibit A, including an attached exception report (an “Exception Report”), listing any Mortgage Loan Document not included in the related Mortgage File after review against the Mortgage Loan Schedule (which Exception Report shall include any document that does not, on its face, appear regular and/or related to such Mortgage Loan). For the avoidance of doubt, such review will not commence in accordance with this Section 3(b) until both the Mortgage Files and the Mortgage Loan Schedule have been delivered to the Custodian.

(c) The Custodian shall not otherwise be under any duty to review, inspect, examine or certify the Mortgage Files or related Mortgage Loan Documents; and without limiting the foregoing, the Custodian shall be entitled to assume the genuineness of each such document and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such document is what it purports to be. The Custodian shall have no liability for or obligation with respect to, and shall not be construed or obliged to make any representation or warranty as to: (i) the validity, sufficiency, marketability, genuineness, value, contents or enforceability of any Mortgage Loan Document; (ii) the validity, adequacy or perfection of any lien upon or security interest purported to be evidenced or created thereby; or (iii) to determine that the contents of any Mortgage Loan Document are appropriate for the represented purpose or that any Mortgage Loan Document has actually been recorded or filed, as maybe applicable, or that any Mortgage Loan Document is other than what it purports on its face to be.

Section 4. Custodian’s Acceptance of Mortgage Files.

(a) The Custodian shall accept the documents received by the Custodian pursuant to Section 3 hereunder. With respect to each Mortgage File listed on a given Mortgage Loan Schedule, the Custodian shall issue a Loan List (in addition to the Custodian Certification) upon review of the Mortgage Files. If upon delivery of such Mortgage Files, any Mortgage File listed on the Mortgage Loan Schedule has not been received by the Custodian, the Custodian shall identify such Mortgage File as pending on the related Loan List.

(b) Any Loan List or Custodian Certification delivered to the Owner by the Custodian shall supersede, cancel and replace the previously delivered Loan List or Custodian Certification, as applicable, and shall, in each case, control and be binding on the parties hereto.

Section 5. Custodian Certification. (a) The Custodian shall, in each Custodian Certification, certify and confirm as to each Mortgage File listed on the Mortgage Loan Schedule that, except as noted on the Exception Report attached to such Custodian Certification:

(i)	all documents required to be delivered to it pursuant to Section 3 and hereof are in the Custodian’s possession; and

(ii)	all Mortgage Loan Documents contained in the Mortgage File as described on the attached Schedule I have been reviewed by the Custodian and appear regular on their face and appear to relate to such applicable Mortgage File.

Section 6. Release of Mortgage Files.

(a) In the event that any Mortgage File is needed by the Owner for the purpose of correction of errors therein or for one of the other purposes set forth in a Request for Release, the Owner and/or the Administrator shall send to the Custodian a Request for Release. The Custodian shall release such Mortgage Files within three (3) Business Days of its receipt of such completed Request for Release for up to 50 Mortgage Files. If more than 50 Mortgage Files are requested, the Custodian shall have an additional 3 Business Days for each additional amount up to 50 Mortgage Files. Any request for release by the Owner and/or the Administrator, as applicable, shall be in the form of the Request for Release.

(b) Each of the Owner and/or the Administrator is authorized to transmit and the Custodian is authorized to accept signed facsimile or email copies of Requests for Release.

Section 7. Further Obligations of the Custodian.

(a) Maintenance of Facility. The Custodian shall segregate and identify the Mortgage Files on its automated data system and maintain custody of all Mortgage Files received by it in secure and fire resistant facilities, all in accordance with customary standards for such custody individually segregated from the Mortgage Files of any other party and marked so as to clearly identify them as the property of the Owner.

(b) Insurance. The Custodian shall, at its own expense, maintain at all times during the existence of this Agreement and keep in full force and effect insurance in amounts, with standard coverage and subject to deductibles, all as customary for insurance typically maintained by banks that act as custodian. Upon written request from the Owner, the Custodian shall provide evidence (which evidence may be in the form of a certificate of the respective insurer or a certificate from the Custodian) that such insurance is in full force and effect.

(c) Examination. The Custodian shall upon not less than three (3) Business Days prior written notice permit (a) inspection during regular business hours of the Custodian (and subject to its usual charges for such access) by the Owner (or by its auditors or agents when requested by the Owner) of the Mortgage Files, at such place or places where the related Mortgage Files are deposited, and (b) the Owner (or its auditors or agents when requested by the Owner) to make copies of the Mortgage Files. The Owner shall be responsible for any expenses in connection with such inspection and copying. Any such inspection and copying shall be subject to the procedures of the Custodian. In addition, and not in limitation of the foregoing, the Owner shall indemnify and hold the Custodian harmless from all claims, costs, expenses, losses and damages (including expenses incurred in the enforcement of the Owner’s indemnification obligation) incurred by the Custodian as a result of the damage, loss or misplacement of any Mortgage Files or Mortgage Loan Documents or other papers contained in the Mortgage Files while in the possession of the Owner (or its auditors or agents).

Section 8. Proper Instructions.

(a) Any instruction or direction delivered to the Custodian from the Owner and/or the Administrator shall be in writing and executed by an Authorized Representative and shall be delivered in accordance with Section 13 hereof. The Custodian and the Owner may agree from time to time to accept other forms of instruction or direction. Any such instruction or direction delivered pursuant to this Section 8(a) shall be considered “Proper Instructions.”

(b) Any of the persons whose signatures and titles appear on Exhibit B (an “Authorized Representative”) are authorized, acting singly, to act for, the Owner, the Administrator or the Custodian, as the case may be, under this Agreement. The specimen signature for each such Authorized Representative of the Custodian, the Owner and/or the Administrator initially authorized hereunder is set forth on Exhibit B. From time to time, the Custodian, the Owner and the Administrator may, by delivering to the other a revised exhibit, change the information previously given, but each of the parties hereto shall be entitled to rely conclusively on the then current Exhibit until receipt of a superseding exhibit.

(c) The Custodian shall have no obligation to act in accordance with purported instructions to the extent that they conflict with applicable law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instructions.

(d) If, in performing its duties under this Agreement, the Custodian is required to decide between alternative courses of action, the Custodian may (but shall not be obliged to) request written instructions from the Owner as to the course of action desired by it. If the Custodian does not receive such instructions within two (2) Business Days after it has requested them, the Custodian may, but shall be under no duty to, take or refrain from taking any such courses of action. The Custodian shall act in accordance with instructions received from the Owner and/or the Administrator in response to such request after such two Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

Section 9. Transmission of Mortgage Files. Prior to any shipment of any Mortgage Files or Mortgage Loan Documents hereunder pursuant to the request of the Owner and/or the Administrator, the Owner and/or the Administrator, as applicable, shall deliver to the Custodian written instructions as to the method of shipment and shipper(s) the Custodian is to utilize in connection with the transmission of Mortgage Files or Mortgage Loan Documents in the performance of the Custodian’s duties hereunder (which instruction shall include, if requested by the Custodian, billing account numbers maintained by the Customer with such shipper(s) to allow for direct billing of the related charges to the Owner). The Owner shall arrange for the provision of such services at its sole cost and expense (or, at the Custodian’s option, reimburse the Custodian for all costs and expenses incurred by the Custodian consistent with such instructions) and will maintain such insurance against loss or damage to Mortgage Files or other loan documents as the Owner deems appropriate.

Notwithstanding the foregoing, it is hereby expressly agreed that in the absence of express written instruction from the Owner or Administrator pursuant to the preceding terms, shipment may be made by the Custodian in any instance by means of any recognized overnight delivery or shipping service (it being hereby expressly acknowledged that United Parcel Service is one such recognized service, without implied limitation). All costs and risks of shipment shall be borne by the Owner, and it is hereby expressly agreed that in no event shall the Custodian have any liability for any losses or damages to any Person, arising out of actions of the Custodian consistent with the instructions of the Owner or the Administrator, as applicable. Any costs of shipment that may be incurred or paid by the Custodian from time to time may be billed by the Custodian to the Owner on a monthly basis and shall be due and payable when billed.

Section 10. Fees of the Custodian. It is understood that the Custodian will charge such fees for its services under this Agreement as are set forth in a separate agreement (the “Fee Schedule”) between the Custodian and the Owner, the payment of which, together with the Custodian’s reasonable expenses (as described below) in connection herewith, shall be solely the obligation of the Owner. The final form of such Fee Schedule (as amended or modified by the parties) shall be binding upon the parties, whether or not such Fee Schedule has been executed by the parties.

The Owner agrees to pay or reimburse to the Custodian upon its request from time to time, any and all reasonable costs, disbursements, expenses and indemnification amounts (including without limitation reasonable fees and expenses of legal counsel, experts and agents and expenses incurred in the enforcement of Owner’s indemnification obligation) paid or incurred by the Custodian, in connection with (i) the preparation or execution of this Agreement, (ii) the transactions contemplated hereby, (iii) the administration of this Agreement, (iv) the performance by the Custodian of its duties and services under this Agreement, or (v) any claim or action commenced by the Custodian to enforce the Owner’s indemnification obligation hereunder from time to time (including without limitation costs and expenses of any legal or other action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

Any such fees, expenses and indemnification amounts payable pursuant to this Section 10 shall be due and payable within thirty (30) days of request by the Custodian to the Owner. If such fees, expenses and indemnification amounts are not paid within 30 days from request by the Custodian (a “Breach”), the Custodian shall notify the Owner of the failure to pay and the Owner shall have three (3) days from receipt of such notice to cure such Breach (the “Cure Period”), the Custodian may resign effective immediately, and shall ship all Mortgage Files (in accordance with Section 9) then held by the Custodian on behalf of the Owner to the Owner at its address as provided in Section 13.

The obligations of the Owner under this Section 10 and such separate agreement shall survive the termination of this Agreement and the resignation or removal of the Custodian.

Section 11. Resignation or Removal of Custodian; Termination of Agreement.

(a) The Custodian may terminate its obligations under this Agreement upon sixty (60) days’ prior written notice to the Owner. In the event of such termination, (i) the Owner and/or the Administrator shall appoint, by written instrument, a successor custodian and (ii) the Custodian, promptly upon payment of any unpaid fees, expenses and indemnification amounts due to the Custodian, shall transfer to the successor custodian, as directed, all Mortgage Files being held by the Custodian under this Agreement. The Custodian’s sole responsibility after the termination of its obligations as aforesaid shall be to safely maintain all of the Mortgage Files and to deliver the same to a successor custodian; provided, that if a successor Custodian has not accepted custodial responsibilities within the period set forth in the first sentence of this Section 11(a), the Custodian may, at the expense of the Owner, either (i) deliver all Mortgage Files to the Owner, or (ii) petition any court of competent jurisdiction to name a successor custodian. The Custodian shall not be responsible for the fees and expenses of any successor custodian. Upon delivery of the Mortgage Files to any successor custodian or to the Owner as provided in this paragraph, all duties and obligations of the Custodian shall cease and terminate. The payment of all costs and expenses relating to the transfer of the Mortgage Files (including any shipping costs) upon termination shall be the sole responsibility of the Owner.

(b) The Owner and/or the Administrator may at any time and without cause remove and discharge the Custodian from the performance of its duties under this Agreement upon at least sixty (60) days’ written notice from the Owner and/or the Administrator to the Custodian. Such removal shall take effect upon (i) the appointment of a successor custodian by the Owner, and (ii) delivery of all the Mortgage Files to the successor custodian, which delivery shall be subject to, and shall be made promptly after, payment of the Custodian’s unpaid fees, expenses and indemnification amounts. The payment of such successor custodian’s fees and expenses and all costs and expenses in connection with such transfer shall be the sole responsibility of the Owner. If a successor custodian is not appointed by the Owner and/or the Administrator within the aforementioned sixty (60) days, the Custodian may, at the expense of the Owner, deliver all the Mortgage Files to the Owner. Upon delivery of the Mortgage Files to the Owner as provided in this paragraph, all duties and obligations of the Custodian shall cease and terminate. The payment of all costs and expenses relating to the transfer of the Mortgage Files (including any shipping costs) upon termination shall be the sole responsibility of the Owner.

(c) This Agreement shall terminate on the date on which the Owner and/or the Administrator notifies the Custodian in writing that the Agreement is terminated. Upon the Custodian’s receipt of both such written termination and the payment of any due and unpaid fees, expenses and indemnification amounts, the Custodian shall, within a reasonable time, deliver any remaining Mortgage Files to the Owner or its designee, as directed by the Owner and at the Owner’s expense (including any shipping costs).

Section 12. Representations.

(a) The Owner hereby represents and warrants to the Custodian that it has the power and authority to enter into and perform its obligations under this Agreement, and it has duly authorized and executed this Agreement so as to constitute its valid and binding obligation.

(b) The Custodian hereby represents and warrants to the Owner that it has the power and authority to enter into and perform its obligations under this Agreement, and it has duly authorized and executed this Agreement so as to constitute its valid and binding obligations.

(c) The Custodian hereby represents and warrants that it is a national banking association organized under the laws of the United States of America and a member bank of the Federal Reserve System and has an aggregate capital of not less than $500,000.

Section 13. Notices.

(a) Except as otherwise expressly provided herein, all Proper Instructions, notices or any other communications hereunder shall be in writing and shall be sent (i) certified or registered mail, postage prepaid, (ii) recognized courier or delivery service or (iii) facsimile or electronic mail or other electronic means, to the Owner or the Custodian at the following address, as applicable (or such other address as either party may designate by written notice to the other party):

If to the Owner, to:

U.S. Bank Trust National Association
One Federal St., 3rd Floor
Boston, Massachusetts 02110
Attention: FECOF Owner Trust

with a copy to

FECOF Owner Trust
c/o First Eagle Alternative Credit, LLC, as Administrator
280 Park Avenue, 3rd Floor

New York, New York 10017
Attention: Legal Department

If to the Custodian, to:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Kevin Brown
Phone: 651-466-5043
Email: Kevin.brown1@usbank.com

Section 14. Concerning the Custodian. The acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein or herein).

(a) The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Mortgage Files or the Mortgage Loan Documents except for such duties, obligations or responsibilities as are expressly and specifically set forth in this Agreement as duties obligations or responsibilities on its part to be performed, and the duties obligations and responsibilities of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian, including responsibilities for the Owner’s compliance with the 1940 Act. Any permissive right of the Custodian to take any action hereunder shall not be construed as a duty. In the event that any provision of this Agreement implies or requires that action or forbearance be taken by a party, but is silent as to which party has the duty to act or refrain from acting, the parties agree that the Custodian shall not be the party required to take action or refrain from acting.

(b) The Custodian makes no representations as to and shall not be responsible for or required to verify (A) the validity, legality, enforceability, due authorization, effectiveness, recordability, insurability, sufficiency, value, form, substance, or genuineness of any of the documents contained in any Mortgage File or (B) the collectability, validity, transferability, insurability, value, effectiveness, perfection, priority or suitability of any Mortgage File or any document contained therein.

(c) The Custodian shall have no responsibilities or duties with respect to any Mortgage File while such Mortgage File is not in its possession.

(d) The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it in accordance with this Agreement, not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Owner and/or the

Administrator shall be an Authorized Person). The Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document, provided, however, that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to the requirements set forth herein.

(e) Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, willful misconduct or bad faith of the Custodian.

(f) The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction received by it in accordance with this Agreement, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(g) The Custodian may consult with, and obtain advice from, legal counsel selected in good faith, with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Custodian in good faith in accordance with the advice or opinion of such counsel. The reasonable costs and expenses of such advice or opinion shall be reimbursed by the Owner pursuant to Section 10 hereof.

(h) No provision of this Agreement shall require the Custodian to expend or risk its own funds, take any action hereunder (or omit to take any action) or otherwise incur any financial liability in the performance of its duties under this Agreement if it shall have grounds for believing that repayment of such funds or indemnity satisfactory to the Custodian is not assured to it.

(i) The Custodian may act or exercise its duties or powers hereunder through agents or attorneys; provided, that the Custodian shall be responsible for the performance of all such duties and powers hereunder as if the Custodian were performing such duties or powers itself. Notwithstanding the foregoing, the Custodian may perform ministerial duties (i.e. minor non-substantive procedural or mechanical acts not involving the exercise of judgment or discretion) hereunder through agents or attorneys-in-fact appointed with due care and shall not be liable or responsible for the actions or omissions of any such agent or attorney-in-fact; provided that the Custodian shall be liable or responsible hereunder for any actions or omissions of an agent or attorney-in-fact as if taken by the Custodian hereunder, as applicable, in connection with any non-ministerial duties.

(j) If the Custodian shall request instructions from the Owner with respect to any act, action or failure to act in connection with this Agreement, the Custodian shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Custodian shall have received written instructions from the Owner and/or the Administrator without incurring any liability therefor to the Owner, or any other Person.

(k) In no event shall the Custodian or its directors, affiliates, officers, agents and employees be held liable for any lost profits or diminution in value, or exemplary, punitive, special, indirect or consequential damages of any kind resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

(l) The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Custodian or unless (and then only to the extent received) in writing by the Custodian in accordance with Section 13 herein and specifically referencing this Agreement. Any other provision of this Agreement to the contrary notwithstanding, the Custodian shall have no notice of and shall not be bound by any of the terms and conditions of any other document or agreement unless the Custodian is a signatory party to that document or agreement.

(m) The Custodian shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Custodian’s compensation or for reimbursement of expenses; shall be under no obligation to verify the authenticity of any signature on any of the documents received or examined by it in connection with this Agreement or the authority or capacity of any person to execute or issue such document, except as provided in Section 8 of this Agreement with respect to Authorized Representatives; shall have no duty to ascertain whether or not any cash amount or payment has been received by the Owner or any third person and shall not be required to perform any cash movement functions in relation to this Agreement; and shall not be required to value or produce a report detailing the value of the Mortgage Files.

(n) Nothing in this Agreement shall be deemed to impose on the Custodian any duty to qualify to do business in any jurisdiction, other than (i) any jurisdiction where any Mortgage File is or may be held by the Custodian from time to time hereunder, and (ii) any jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could have a material adverse effect on the Custodian or its property or business or on the ability of the Custodian to perform its duties hereunder.

The provisions of this Section 14 shall survive the termination of this Agreement and the resignation or removal of the Custodian.

Section 15. Force Majeure. In no event shall any party hereto be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, events, circumstances or forces beyond its control, including, without limitation, nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, loss or malfunctions of utilities, communications or computer (software and hardware) services, fires, floods, earthquakes or other natural disasters, civil or military disturbance, acts of war or terrorism, riots, revolution, acts of God, pandemics or epidemics or any other similar events, government-mandated closures, work stoppages, strikes, accidents, national disasters of any kind, nuclear or natural catastrophes, or other similar events or acts; errors by the Owner (including any Authorized Representative) in its instructions to the Custodian; or changes in applicable law, regulation or orders.

Section 16. Indemnification. The Owner agrees to indemnify and hold harmless the Custodian and its respective directors, officers, employees, agents, designees, successors and assigns from and against any and all liabilities, obligations, damages, penalties, claims, actions, judgments, suits, disbursements, losses, costs and expenses of any kind or nature, including reasonable fees and expenses of legal counsel and expenses incurred in the enforcement of the Owner’s indemnification obligation, court costs and costs of appeal arising from or connected with, the Custodian’s execution and performance of this Agreement, its participation in any transaction contemplated hereby, or the relationship between the Custodian and the Owner created hereby, or any claim commenced by the Custodian to enforce the indemnification obligations under this Section 16, including but not limited to the claims of any third parties against the Custodian, except to the extent such loss, liability or expense results from the gross negligence, bad faith or willful misconduct on the part of the Custodian.

The foregoing indemnifications shall survive the termination of this Agreement and the resignation or removal of the Custodian hereunder.

Section 17. Amendments. No amendment or waiver of any provision of this Agreement and no consent to any departure herefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto. The Custodian shall not be required to execute any amendment that adversely affects its rights, duties, indemnities or immunities hereunder. However, with respect to any change in review procedure, this Agreement may be amended by mutual agreement between the parties hereto in the form of consent via electronic mail. Any such email shall reference this Agreement and shall specify that it is an amendment to the review procedures.

Section 18. Effective Waiver. In no instance shall any delay or failure to act be deemed to be or effective as a waiver by any party of any right, power or term hereunder, unless and except to the extent such waiver is set forth in an expressly written instrument signed by the party against whom it is to be charged.

Section 19. Severability. If any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity,

legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 20. Binding Effect; Governing Law. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be construed in accordance with, and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

Section 21. Successors and Assigns; Third Party Benefit.

(a) The covenants and agreements set forth herein shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns. Neither party shall be permitted to assign their rights under this Agreement without the written consent of the other party.

(b) Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person to which all or substantially all of the corporate trust business of the Custodian may be sold or otherwise transferred, shall without the execution or filing of any paper or further act on the part of any parties hereto become the successor Custodian hereunder (including, without the prior written consent of the Owner).

(c) This Agreement is not intended for, and shall not be construed to be intended for, the benefit of any third parties and may not be relied upon or enforced by any third parties (other than successors and permitted assigns pursuant to this Section 21.

Section 22. Entire Agreement; Counterparts.

(a) This Agreement, together with the exhibits, schedules and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement and understanding of the parties with respect to the matters and transactions contemplated by this Agreement and supersedes any prior agreement and understandings with respect to those matters and transactions.

(b) This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement (and by facsimile or pdf transmission, which facsimile or pdf transmission signatures shall be considered original executed counterparts).

Section 23. Other Business. Nothing herein shall prevent the Custodian or any of its affiliates from engaging in other business, or from entering into any other transaction or financial or other relationship with, or receiving fees from or from rendering services of any kind to the Owner or any other Person. Nothing contained in this Agreement shall constitute the Owner and/or the Custodian (and/or any other Person) as members of any partnership, joint venture, association, syndicate, unincorporated business or similar assignment as a result of or by virtue of the engagement or relationship established by this Agreement.

Section 24. Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendment hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further production shall likewise be admissible in evidence.

Section 25. Confidentiality. The parties hereto agree that they and their advisors, including legal counsel, shall not disclose to any other Person and shall keep confidential the terms and conditions of this Agreement (including fee arrangements) and any amendment, supplement, Schedule or Exhibit hereto (“Confidential Information”). In the event that any party hereto or its advisors breaches any provision of this section, then, in addition to any other rights and remedies available to the non-breaching party, a non-breaching party shall be entitled to temporary and permanent injunctive relief against the breaching party without the necessity of proving actual damages. Notwithstanding the foregoing, Confidential Information may be disclosed by a party to the extent that (i) such party reasonably deems necessary to do so in working with taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable laws, (ii) any portion of the Confidential Information is required by law or requested by judicial or regulatory or supervisory process to be disclosed, or (iii) such disclosure is necessary to establish, make effective or enforce the Owner’s rights in Mortgage Loans contained in the related Mortgage File held by the Custodian pursuant to this Agreement.

Section 26. Actions Necessary to Preserve Rights under Mortgage Loan Documents. Notwithstanding the delivery of Mortgage Files to the Custodian, the Owner acknowledges that the Custodian shall have no obligation to (i) collect or enforce any Mortgage Note or other Mortgage Loan Document, (ii) take action to preserve or maintain the obligations of any party obligated under any Mortgage Note or other Mortgage Loan Documents, (iii) take action to protect, preserve or safeguard the rights of the Owner against any Person under the Mortgage Loan Documents, or (iv) take action to obtain, preserve, safeguard, continue, perpetuate or enforce rights against any collateral which may secure repayment of any Mortgage Note. The Owner hereby expressly releases the Custodian from the obligation to take any such action.

Section 27. SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE COMPANY AND THE CUSTODIAN HEREBY IRREVOCABLY AND UNCONDITIONALLY:

A.	SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

B.	CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

C.	AGREES THAT, SOLELY WITH RESPECT TO THE OWNER, SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13 HEREIN OR AT SUCH OTHER ADDRESS OF WHICH EACH OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED IN WRITING;

D.	AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

E.	WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 28. Compliance with Applicable Law. (a) In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Custodian is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Custodian. Accordingly, the Owner agrees to provide to the Custodian upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Custodian to comply with Applicable Law.

(b) The Owner hereby acknowledges receipt of the following notice:

“IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Custodian will ask for documentation to verify its formation and existence as a legal entity. The Custodian may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.”

Section 29. Owner Trustee Limitation of Liability. It is expressly understood and agreed by the parties to this Agreement that (a) this Agreement is executed and delivered by U.S. Bank Trust National Association, as owner trustee of the Owner (the “Owner Trustee”), and not individually or personally but solely in its capacity as Owner Trustee, and in the exercise of the powers and authority conferred upon and vested in U.S. Bank Trust National Association as Owner Trustee, under the Owner Trust Agreement, (b) each of the representations, undertakings and agreements herein made by the Owner Trustee under this Agreement is made and intended not as the personal representation, undertaking of agreement of U.S. Bank Trust National Association, but is made and intended for the purpose of binding only the Owner, (c) in accordance with the following paragraph, nothing herein contained shall be construed as creating any liability on the part of U.S. Bank Trust National Association, individually or personally, to perform any covenant or obligation under this Agreement, either expressed or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) U.S. Bank Trust National Association has not made an investigation as to the accuracy or completeness of any representation, warranty or covenant of the Owner and (e) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of the Owner or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Trustee (pursuant to direction to the Owner Trustee under the Trust Agreement) under this Agreement and any other agreement related hereto.

The parties hereto acknowledge and agree that the Owner Trustee shall have no obligation to take any action or perform any obligations hereunder unless and until the Owner Trustee has received written direction by the applicable party under the Owner Trust Agreement. Notwithstanding any provision in this Agreement, with respect to any obligation of the Owner Trustee, the parties understand and agree that in the absence of such direction, the Owner Trustee will not take action or direct another party to take action, despite any time restriction set forth in this Agreement.

Section 30. Electronic Transactions. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed using any electronic process or digital signature provider as specified in writing to the Custodian, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. The Custodian shall not be liable for, and shall be indemnified and held harmless, in accordance with Section 16 of this Agreement, against any fees, costs and expenses arising out of the use of electronic or digital signatures and electronic methods of submission with respect to this Agreement and any documents or notices delivered pursuant to this Agreement or the related documents, including the risk of the Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[SIGNATURES APPEAR ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year first above written.

FECOF OWNER TRUST, as Owner

By: U.S. Bank Trust National Association, not in its individual capacity but solely as owner trustee

By:
Name:	Adam Conrad
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Signature Page to Custody Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year first above written.

FECOF OWNER TRUST, as Owner

By: U.S. Bank Trust National Association, not in its individual capacity but solely as owner trustee

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:
Name:	Kevin E. Brown
Title:	Vice President

Signature Page to Custody Agreement

SCHEDULE I

MORTGAGE LOAN DOCUMENTS

For each Mortgage Loan, the Mortgage File shall consist of the documents listed below that are delivered to the Custodian or which at any time come into the possession of the Custodian:

(a) the original Mortgage Note bearing all intervening endorsements, endorsed “pay to the order of ______________________, without recourse” and signed in the name of the last endorsee;

(b) the original of any guarantee in connection with the Mortgage Note (if any);

(c) the original deed of trust or mortgage with evidence of recording thereon or copies certified by the related recording office;

(d) the originals of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon, which evidence is obvious to the Custodian based on its good faith evaluation and would be obvious to a reasonable person, or copies thereof certified by the applicable seller to be true, correct and complete copies of the original of what it purports to be and certifying that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the property is located;

(e) the original assignment of mortgage conveying the related mortgage to the Owner or in favor of “__________”, to be in form and substance acceptable for recording;

(f) the originals of all intervening assignments of mortgage with evidence of recording thereon or copies certified by the related recording office; and

(g) the original mortgagee title insurance policy or attorney’s opinion of title and abstract of title.

Any statement clarified by “if any” or “if applicable” shall only refer to whether or not such item is present in the Mortgage File when delivered to the Custodian. The Custodian shall have no duty or obligation to determine if such item should have been included.

In the event that any item is to be identified to the Custodian on the Mortgage Loan Schedule, if the Mortgage Loan Schedule does not list such item, the Custodian may conclusively assume that no such document is applicable.

Schedule I-1

SCHEDULE II

Recommended Data File Criteria

Each of the items listed below must be in its own cell within either a CSV or Excel spreadsheet.

Data files should be sent electronically via email to your collateral review specialist at U.S. Bank.

●	Loan Number of the Collateral
●	Mortgagor’s Name
●	Property Address
●	Property City
●	Property State
●	Property Zip Code
●	Original Principle Loan Amount
●	Monthly P&I Amount
●	Date of 1st Payment
●	Date of Last Payment/Maturity
●	Interest Rate

Please remember that the shipment of Mortgage Files must come to U.S. Bank in the same order as the data file.

Schedule II-1

EXHIBIT A

FORM OF CUSTODIAN CERTIFICATION

[Date]

[COMPANY]
[Address]
Attention: [  ]

Re:	Custody Agreement, dated as of March 19, 2026 (the “Agreement”), between FECOF Owner Trust (the “Owner”) and U.S. Bank National Association, as custodian (the “Custodian”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3(b) of the above-referenced Agreement, the undersigned, as Custodian, hereby certifies and confirms that with respect to each of the Mortgage Loans listed on the Mortgage Loan Schedule annexed hereto as Schedule I, except as noted on the Exception Report attached hereto as Exhibit 1;

(i)	all documents required to be delivered to the Custodian pursuant to Section 3 and Section 5 of the Agreement are in the Custodian’s possession; and

(ii)	all Mortgage Loan Documents contained in the Mortgage File as described in Schedule I to the Agreement have been reviewed by the Custodian and appear regular on their face and appear to relate to such applicable Mortgage File.

The Custodian shall have no liability for or obligation with respect to, and shall not be construed or obliged to make any representation or warranty as to: (i) the validity, sufficiency, marketability, genuineness, value, contents or enforceability of any Mortgage Loan Document; (ii) the validity, adequacy or perfection of any lien upon or security interest purported to be evidenced or created thereby; or (iii) to determine that the contents of any Mortgage Loan Document are appropriate for the represented purpose or that any Mortgage Loan Document has actually been recorded or filed, as maybe applicable, or that any Mortgage Loan Document is other than what it purports on its face to be.

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Exhibit A-1

SCHEDULE I
to Custodian Certification

MORTGAGE LOAN SCHEDULE

Exhibit A-2

EXHIBIT 1
to Custodian Certification

EXCEPTION REPORT

Exhibit A-3

EXHIBIT B

AUTHORIZED REPRESENTATIVES

Any of the following persons shall be an Authorized Representative (as this list may be subsequently modified by the Owner from time to time by delivery of a replacement list to the Custodian):

Authorized Representatives of the Custodian

NAME	TITLE	SPECIMEN SIGNATURE

Authorized Representatives of the Owner

NAME	TITLE	SPECIMEN SIGNATURE

Authorized Representatives of the Administrator

NAME	TITLE	SPECIMEN SIGNATURE

Exhibit B-1

Exhibit B-2

EXHIBIT C

FORM OF REQUEST FOR RELEASE

(attached)

Exhibit C-1

Request for Release of Documents

U.S. Bank Global Corporate Trust Services	Attention: Document Custody Services Receiving Unit
[Address]	Email:	dcs@usbank.com
	Fax:	(651) 695-6100 or (651) 695-6101

RE:	Custody Agreement, dated as of March 19, 2026 (the “Custody Agreement”), between FECOF Owner Trust (the “Owner”) and U.S. Bank National Association, as custodian (the “Custodian”)

Pursuant to Section 6 of the Custody Agreement, we request the release of the Mortgage Files relating to the Mortgage Loans listed on the attached Excel spreadsheet for the reason indicated below:

Reason for Requesting Documents (Check One):

1) Loan Paid in Full
2) Loan in Foreclosure
3) Loan being Substituted
4) Loan being Liquidated by Owner
5) Other- Description Needed Below

Owner:
Authorized Representative:
Name (Printed):
Title (Printed):
Date:
Phone:

File Delivery Instructions – Address Needed

Upon Completion of Request, for Release, please scan and email the request to the appropriate DCS Vault Location. If applicable, please indicate if the request is a “Rush” in the subject line. Please fax the form if you do not have access to email.

Florence:	dcsflorencescreleases@usbank.com
Frederick:	electronic.release.requests@usbank.com
Jacksonville:	dcsctsjacksonville.requests@usbank.com
Saint Paul:	dcs@usbank.com
St. Petersburg:	documentcustody.stpete@usbank.com
Rocklin:	dcs-rocklin@usbank.com
Tempe:	tempe.dcs.request@usbank.com

Exhibit C-2